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                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration No. 333 - 121263

                   FINAL TERMS NO. 1741 DATED 16 OCTOBER 2007

                         QUEENSLAND TREASURY CORPORATION

                     ISSUE OF $14,000,000.00 GLOBAL A$ BONDS
      GUARANTEED BY THE TREASURER ON BEHALF OF THE GOVERNMENT OF QUEENSLAND
               UNDER THE A$15,000,000,000 GLOBAL A$ BOND FACILITY
        ISSUED ON A CONSOLIDATED BASIS WITH THE GLOBAL A$ BONDS DUE 2017,
CURRENTLY TOTALING A$ 1,111,895,000.00 (A$ 1,111,895,000.00 INCLUDING BUY BACKS)

                           PART A - CONTRACTUAL TERMS

     Terms used herein shall be deemed to be defined as such for the purposes of the Terms and Conditions set forth in the prospectus supplement dated November 1, 2002 and the accompanying prospectus dated November 1, 2002 (together, the "Prospectus") (the "Terms and Conditions"). This document constitutes the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) of the bonds described herein for the purposes of Article 5.4 of the Prospectus Directive (as defined below) and must be read in conjunction with the prospectus supplement dated December 12, 2006, which constitutes a base prospectus for the purposes of the Prospectus Directive (Directive 2003/71/EC) (the "Prospectus Directive")(hereinafter, the "prospectus supplement"), save in respect of the Terms and Conditions which are incorporated by reference herein. Full information on the Issuer and the offer of the bonds is only available on the basis of the combination of this document, the prospectus supplement and the Prospectus. Copies of the prospectus supplement and the Prospectus are available for viewing at the Head Office of the Issuer, Minerals & Energy Centre, 61 Mary Street, Brisbane, Queensland 4000, Australia, and copies may be obtained from the listing agent, Deutsche Bank Luxembourg S.A., 2 Boulevard Konrad Adenauer, L-1115 Luxembourg. These final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) will be published on the Luxembourg Stock Exchange's website and the website of the United States Securities and Exchange Commission.

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1.    (i)   Issuer:                          Queensland Treasury Corporation

      (ii)  Guarantor:                       The Treasurer on behalf of the
                                             Government of Queensland

2.          Benchmark line:                  2017
                                             (to be consolidated and form a
                                             single series with QTC 6% Global A$
                                             Bonds due 14 September, 2017 , ISIN
                                             US748305BG31)

3.          Specific Currency or             AUD ("A$")
            Currencies:

4.    (i)   Issue price:                     95.856%

      (ii)  Dealers' fees and commissions    No fee or commission is payable in
            paid by Issuer:                  respect of the issue of the bond(s)
                                             described in these final terms
                                             (which will constitute a "pricing
                                             supplement" for
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                                             purposes of any offers or sales in
                                             the United States or to U.S.
                                             persons). Instead, QTC pays fees
                                             and commissions in accordance with
                                             the procedure described in the QTC
                                             Offshore and Onshore Fixed Interest
                                             Distribution Group Operational
                                             Guidelines.

5.          Specified Denominations:         A$1,000

6.    (i)   Issue Date:                      18 October 2007

      (ii)  Record Date (date on and from    6 March/6 September. Security will
            which security is                be ex-interest on and from 7
            Ex-interest):                    March/7 September

      (iii) Interest Payment Dates:          14 March/14 September

7.          Maturity Date:                   14 September 2017

8.          Interest Basis:                  6 per cent Fixed Rate

9.          Redemption/Payment Basis:        Redemption at par

10.         Change of Interest Basis or      Not Applicable
            Redemption/Payment Basis:

11.   (i)   Status of the Bonds:             Senior and rank pari passu with
                                             other senior, unsecured debt
                                             obligations of QTC

      (ii)  Status of the Guarantee:         Senior and ranks pari passu with
                                             all its other unsecured obligations

12.         Method of distribution:          Non-syndicated

                PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

13.         Fixed Rate Note Provisions
            Applicable

      (i)   Rate(s) of Interest:             6 percent per annum payable
                                             semi-annually in arrears

      (ii)  Interest Payment Date(s):        14 March and 14 September in each
                                             year up to and including the
                                             Maturity Date

      (iii) Fixed Coupon Amount(s):          A$30 per A$1,000 in nominal amount

      (iv)  Determination Date(s):           Not Applicable

      (v)   Other terms relating to the      None
            method of calculating
            interest for Fixed Rate Bonds:
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                        PROVISIONS RELATING TO REDEMPTION

14.         Final Redemption Amount:         A$1,000 per bond of A$1,000
                                             Specified Denomination (N.B. If the
                                             Final Redemption Amount is
                                             different from 100% of the nominal
                                             value the Notes will be derivative
                                             securities for the purposes of the
                                             Prospectus Directive and the
                                             requirements of Annex XII to the
                                             Prospectus Directive Regulation
                                             will apply and the Issuer will
                                             prepare and publish a supplement to
                                             the prospectus supplement)

15.         Early Redemption Amount(s)       Not Applicable
            payable on redemption for
            taxation reasons or on event
            of default and/or the method
            of calculating the same:

                   GENERAL PROVISIONS APPLICABLE TO THE BONDS

16.         Form of Bonds:                   Permanent Global Note not
                                             exchangeable for Definitive Bonds

17.         Additional Financial             Not Applicable
            Centre(s) or other special
            provisions relating to
            Payment Dates:

18.         Talons for future Coupons or     No
            Receipts to be attached to
            Definitive Bonds (and dates
            on which such Talons mature):

19.         Other terms or special           Not Applicable
            conditions:

                                  DISTRIBUTION

20.   (i)   If syndicated, names and         Not Applicable
            addresses of Managers and
            underwriting commitments:

      (ii)  Date of Dealer Agreement:        16 October 2007

      (iii) Stabilizing Manager(s) (if       Not Applicable
            any):
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21.         If non-syndicated, name and      DEUTSCHE CAPITAL MARKETS AUSTRALIA LTD
            address of relevant Dealer:      LEVEL 18, GROSVENOR PLACE
                                             225 GEORGE STREET
                                             SYDNEY NSW 2000

            Whether TEFRA D or TEFRA C       TEFRA Not Applicable
            rules applicable or TEFRA
            rules not applicable:

23.         Additional selling               Not Applicable
            restrictions:
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LISTING APPLICATION

     These final terms comprise the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) required to list and have admitted to trading the issue of bonds described herein pursuant to the A$15,000,000,000 Global A$ Bond Facility of Queensland Treasury Corporation.

RESPONSIBILITY

     The Issuer and the Guarantor accept responsibility for the information contained in these final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons).

Signed on behalf of the Issuer:


By:
    ----------------------------------
             Duly authorized

                           PART B - OTHER INFORMATION

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1.    LISTING AND ADMISSION TO TRADING

(i)   Listing:                               Bourse de Luxembourg.

(ii)  Admission to trading:                  Application has been made for the
                                             bonds to be admitted to trading on
                                             the regulated market of the Bourse
                                             de Luxembourg with effect from the
                                             Issue Date.

2.    RATINGS

      Ratings:                               The bonds to be issued have been
                                             rated:

                                             S&P:     AAA
                                             Moody's: Aaa

                                             An obligation rated 'AAA' by S&P
                                             has the highest credit rating
                                             assigned by Standard & Poor's. The
                                             obligor's capacity to meet its
                                             financial commitment on the
                                             obligation is extremely strong.
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                                             Obligations rated Aaa by Moody's
                                             are judged to be of the highest
                                             quality with minimal credit risk.

                                             A credit rating is not a
                                             recommendation to buy, sell or hold
                                             securities and may be revised or
                                             withdrawn by the rating agency at
                                             any time. Each rating should be
                                             evaluated independently of any
                                             other rating.

3.    INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE

Save for any fees payable to the Dealer, so far as the Issuer is aware, no person involved in the issue of the bonds has an interest material to the offer.

4.    REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS AND TOTAL EXPENSES

(i)   Reasons for the Offer:                 See "Use of Proceeds" section in
                                             the prospectus supplement.

(ii)  Estimated net proceeds:                Not Applicable.

(iii) Estimated total expenses:              Not Applicable.

5.    YIELD

      Indication of yield:                   6.655%

                                             Calculated as 7 basis points less
                                             than the yield on the equivalent A$
                                             Domestic Bond issued by the Issuer
                                             under its Domestic A$ Bond Facility
                                             on the Trade Date.

                                             The yield is calculated on the
                                             Trade Date on the basis of the
                                             Issue Price. It is not an
                                             indication of future yield.

6.    OPERATIONAL INFORMATION

(i)   ISIN Code:                             US748305BG31

(ii)  Common Code:                           027594204

(iii) CUSIP Code:                            748305BG3

(iv)  Any clearing system(s) other than      Not Applicable
      Depositary Trust Company, Euroclear
      Bank S.A./N.V. and Clearstream
      Banking, societe anonyme and the
      relevant identification number(s):

(v)   Delivery:                              Delivery free of payment

(vi)  Names and addresses of additional      Not Applicable
      Paying Agent(s) (if any):
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